Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 3, 2020 relating to the financial statements of Vista Outdoor Inc. and the effectiveness of Vista Outdoor Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vista Outdoor Inc. for the year ended March 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
August 12, 2020